As filed with the Securities and Exchange Commission on August 10, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WebMD Health Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-2783228 (I.R.S. Employer Identification No.)
111 Eighth Avenue
New York, New York 10011
(Address, Including Zip Code, of Principal Executive Offices)

WebMD Health Corp.
Long-Term Incentive Plan
for Employees of Subimo, LLC
(Full Title of the Plan)

Douglas W. Wamsley
Executive Vice President, General Counsel and Secretary
WebMD Health Corp.
111 Eighth Avenue
New York, New York 10011
(212) 624-3700
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered (1)	Per Share	Price	Fee
Class A Common Stock, par value $0.01 per share	305,075 shares	$40.60(2)	$12,386,045(2)	$380.25(2)
Class A Common Stock,
par value $0.01 per share	71,984	$51.23(3)	$3,687,740(3)	$113.21(3)
shares

(1)	This Registration Statement covers, in addition to the number of shares of WebMD Health Corp., a Delaware corporation (the “Company” or the “Registrant”), Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), stated above, options and other rights to purchase or acquire the shares of Class A Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, LLC (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee for a total of 305,075 shares of Class A Common Stock subject to outstanding options granted under the Plan on December 15, 2006 were calculated based on the exercise price of the options, which was the closing price of Class A Common Stock on that date on the Nasdaq Global Select Market.

(3)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee of outstanding shares of restricted Class A Common Stock granted under the Plan on December 15, 2006 were calculated based upon the average of the high and low prices of the Class A Common Stock on August 6, 2007 as quoted on the Nasdaq Global Select Market.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (other than any portions of the respective filings that were furnished, under applicable Commission rules, rather than filed):
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 2, 2007, as amended by Amendment No. 1 filed with the Commission on April 30, 2007 and by Amendment No. 2 filed with the Commission on May 10, 2007;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 (filed with the Commission on May 10, 2007) and June 30, 2007 (filed with the Commission on August 9, 2007);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on: February 2, 2007; March 14, 2007; April 20, 2007; May 8, 2007; and August 1, 2007; and

(d)	The description of the Company’s Class A Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 29, 2005 (Commission File No. 000-51547), and any other amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
          Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the issuance of the Class A Common Stock registered hereby is passed on for the Company by Lewis H. Leicher, Esq. Mr. Leicher is a Senior Vice President and Assistant General Counsel of the Company and is compensated as an employee by HLTH Corporation (which owns approximately 84% of the outstanding Common Stock of the Company). Mr. Leicher owns shares of Class A Common Stock.

Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 further provides that a corporation may also indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     The Registrant’s certificate of incorporation and by-laws provide that it shall, to the maximum extent permitted under Delaware law, indemnify any director or officer of the corporation who is or was made a party to any action or proceeding by reason of the fact that he or she is or was an agent of the corporation, against liability incurred in connection with such action or proceeding. The Registrant has entered into agreements with its directors, executive officers and some of its other officers implementing such indemnification. In addition, the Registrant’s certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of directors for monetary damages for breach of fiduciary duty. The Registrant may also purchase and maintain insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 10, 2007.

WEBMD HEALTH CORP.
By:	/s/ Anthony Vuolo
Anthony Vuolo
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Anthony Vuolo, Douglas W. Wamsley, and Lewis H. Leicher, and each of them, acting individually and without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wayne T. Gattinella Wayne T. Gattinella	Director, President and Chief Executive Officer (Principal Executive Officer)	August 10, 2007

/s/ Anthony Vuolo Anthony Vuolo	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2007

Signature	Title	Date

/s/ Mark J. Adler, M.D. Mark J. Adler, M.D.	Director	August 8, 2007

/s/ Neil F. Dimick Neil F. Dimick	Director	August 9, 2007

/s/ Jerome C. Keller Jerome C. Keller	Director	August 8, 2007

/s/ James V. Manning James V. Manning	Director	August 9, 2007

/s/ Abdool Rahim Moossa, M.D. Abdool Rahim Moossa, M.D.	Director	August 8, 2007

/s/ Stanley S. Trotman, Jr. Stanley S. Trotman, Jr.	Director	August 8, 2007

/s/ Martin J. Wygod Martin J. Wygod	Director	August 9, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form 8-A filed by the Registrant on September 29, 2005 (the “Form 8-A”))

3.2	By-laws of the Registrant (incorporated by reference to Exhibit 99.2 to the Form 8-A)

4	WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, LLC (incorporated by reference from Exhibit 10.2 to the Annual Report on Form 10-K for the fyear ended December 31, 2006, filed by Emdeon Corporation (now known as HLTH Corporation) with the Commission on March 1, 2007)

5	Opinion of Lewis H. Leicher, Esq., Assistant General Counsel of the Registrant, as to the legality of the securities registered hereby

23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm)

23.2	Consent of Counsel (included in Exhibit 5)

24	Power of Attorney (included in this Registration Statement under “Signatures”)